Exhibit 2.1
AMENDMENT TO THE
AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT to the Merger Agreement (as defined below) is made this 30th day of December, 2010 among Fairfax Financial Holdings Limited, a Canadian corporation (“Parent”), Fairfax Investments III USA Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and First Mercury Financial Corporation, a Delaware corporation (the “Company”).
     WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of October 28, 2010 (the “Merger Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement); and
     WHEREAS, in accordance with Section 8.04 of the Merger Agreement, Parent, Merger Sub and the Company desire to make certain amendments to the Merger Agreement, as set forth herein.
     NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the premises and the mutual representations, warranties and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree to amend the Merger Agreement as follows:
     1. Section 8.03(b)(i) of the Merger Agreement shall be deleted and replaced in its entirety with the following:
     “(i) if Parent shall terminate this Agreement pursuant to Section 8.01(c)(ii), then the Company shall pay to Parent promptly (but in any event no later than two business days after such termination shall have occurred) a fee of $8,500,000 in immediately available funds (the “Termination Fee”); or”
     2. References to the Merger Agreement. All references to the Merger Agreement in any agreement or document entered into or delivered in connection with the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.
     3. Ratification of the Merger Agreement. Notwithstanding anything to the contrary herein contained or any claims of the parties to the contrary, the parties hereto agree that the Merger Agreement is in full force and effect and shall remain in full force and effect, as amended by this Amendment, and each of the parties thereto, hereby ratifies and confirms its obligations thereunder.
     4. References; No Waiver. All references in the Merger Agreement to “this Agreement,” “hereof,” “hereto” and “hereunder” shall be deemed to be references to the Merger Agreement as amended hereby.
     5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Amendment or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Amendment irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 9.01 of the Merger Agreement; provided, however, that nothing in this Amendment shall affect the right of any party to this Amendment to serve process in any other manner permitted by Law.
     6. Counterparts. This Amendment may be executed and delivered (including by facsimile and other means of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature page follows]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above.

FAIRFAX FINANCIAL HOLDINGS LIMITED
By	/s/ Eric P. Salsberg
	Name:	Eric P. Salsberg
	Title:	Vice President, Corporate Affairs

FAIRFAX INVESTMENTS III USA CORP.
By	/s/ Eric P. Salsberg
	Name:	Eric P. Salsberg
	Title:	Vice President

FIRST MERCURY FINANCIAL CORPORATION
By	/s/ Richard S. Smith
	Name:	Richard S. Smith
	Title:	Chairman, President and Chief

[Signature Page to Amendment]